Exhibit 99.35

                          INDEPENDENT AUDITORS' REPORT


To the Partners
Cobbet Hill Associates Limited Partnership

We have audited the accompanying balance sheets of Cobbet Hill Associates Limited Partnership as of December 31, 2004 and 2003, and the related statements of operations, partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cobbet Hill Associates Limited Partnership, as of December 31, 2004 and 2003, and the results of its operations, the changes in partners' deficit and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in note B to the financial statements, the Partnership is unable to meet its debt service requirements as a result of the termination of the State Housing Assistance for Rental Reduction Program. This raises substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to this matter are also described in note B. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

In accordance with Government Auditing Standards and the "Consolidated Audit Guide for Audits of HUD Programs," we have also issued reports dated March 23, 2005 on our consideration of Cobbet Hill Associates Limited Partnership's internal control on its compliance with specific requirements applicable to major HUD and MHFA - assisted programs, and fair housing and non-discrimination. Those reports are an integral party of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.

/s/ Luca, DeBlasio & Co., Inc.
------------------------------

March 13, 2005
Woburn, Massachusetts

                                       49